Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Reports First Quarter 2021 Results

For Release April 28, 2021

•	First quarter 2021 net income of $62.0 million increased 152% compared to the first quarter of 2020 and increased 4% compared to the fourth quarter of 2020

•	First quarter 2021 diluted earnings per common share of $2.02 increased 177% compared to the first quarter of 2020 and increased 4% compared to the fourth quarter of 2020

•	Total assets of $9.7 billion increased $1.8 billion, or 23%, compared to March 31, 2020, driven by a 63% increase in loans receivable, and increased 1% compared to the fourth quarter of 2020

•	Return on average assets was 2.49% in the first quarter of 2021 compared to 1.49% in the first quarter of 2020 and 2.57% in the fourth quarter of 2020

•	Credit quality remained strong, as nonperforming loans decreased to 0.08% of loans receivable compared to 0.19% at March 31, 2020 and 0.11% at December 31, 2020

•	The Company completed a successful offering of its 6% Series C preferred stock on March 23, 2021, raising $144.9 million, net of offering costs, in new capital

•	On April 15, 2021, all 41,625 shares of the Company’s 8% preferred stock were redeemed for $41.6 million, and are expected to be replaced by a private offering of depositary shares of its 6% Series C preferred stock for those 8% preferred shareholders.

CARMEL, Indiana – (PR Newswire) - Merchants Bancorp (the “Company” or “Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank of Indiana, today reported first quarter 2021 net income of $62.0 million, or diluted earnings per common share of $2.02. This compared to $24.6 million, or diluted earnings per common share of $0.73 in the first quarter of 2020, and compared to $59.8 million, or diluted earnings per common share of $1.95 in the fourth quarter of 2020.

The $37.4 million, or 152%, increase in net income for the first quarter 2021 compared to the first quarter of 2020 was driven by a $33.6 million, or 88%, increase in net interest income that reflected significant growth in multi-family and mortgage warehouse loans. The first quarter of 2021 also benefited from a $13.8 million increase in loan servicing fees compared to the first quarter of 2020, which was primarily associated with a positive fair market value adjustment to mortgage servicing rights.

The $2.2 million, or 4%, increase in net income for the first quarter 2021 compared to the fourth quarter of 2020 was primarily driven by a $4.9 million increase in loan servicing fees that was primarily associated with a positive fair market value adjustment to mortgage servicing rights.

“We are pleased to have started off 2021 with the highest quarterly earnings in Company history, at $2.02 per share, and to be named by S&P Global as the 3rd best performing bank in the nation with assets between $3 and $10 billion. Our business model is designed to continue performing well in all interest rate environments, even as the refinancing boom starts to show signs of slowing down compared to its record pace in 2020. With a tangible book value of $22.09 per share, and industry-leading return on average assets of 2.49% and an efficiency ratio of 26.0% in the quarter, we remain proud of the results we are delivering,” said Michael F. Petrie, Chairman and CEO of Merchants.

Michael J. Dunlap, President and Chief Operating Officer of Merchants, added, “The additional capital raised during the first quarter further enhances our ability to generate profitable growth for the foreseeable future and we remain confident that our team will remain focused on maintaining our reputation for having exceptionally high credit quality standards.”

Total Assets

Total assets of $9.7 billion at March 31, 2021 increased $1.8 billion, or 23%, compared to March 31, 2020, and increased $59.9 million, or 1%, compared to December 31, 2020.

The 23% increase compared to March 31, 2020 was primarily due to growth in loans receivable, which increased by 63%, to $2.2 billion. The increase primarily reflected higher loan volume generated in multi-family business.

Return on average assets was 2.49% for the first quarter of 2021 compared to 1.49% for the first quarter of 2020 and 2.57% for the fourth quarter of 2020.

Asset Quality

The allowance for loan losses of $29.1 million at March 31, 2021 increased $10.2 million compared to March 31, 2020 and increased $1.6 million compared to December 31, 2020. The increases were primarily based on growth in the loan portfolio, but also reflected uncertainties surrounding the COVID-19 pandemic. Approximately 91% of the $10.2 million increase compared to March 31, 2020, was related primarily to loan growth and portfolio mix, while an additional provision associated with the COVID-19 pandemic represented approximately $0.6 million, or 6%, of the increase. Because it is still too early to know the full extent of potential future losses associated with the impact of COVID-19, the Company continues to monitor the situation and may need to adjust future expectations as developments occur.

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Merchants believes it has minimal direct exposure to consumer, commercial and other small businesses that may be negatively impacted by COVID-19 but continues to assist customers facing financial setbacks. As of March 31, 2021, the Company had only 9 loans remaining in payment deferral arrangements, with unpaid balances of $37.2 million. The increase compared to $0.9 million at December 31, 2020 reflected one multi-family loan for which full repayment is expected and is fully collateralized.

Non-performing loans were $4.7 million, or 0.08%, of loans receivable at March 31, 2021, compared to $6.6 million, or 0.19% of loans receivable at March 31, 2020, and compared to $6.3 million, or 0.11% of loans receivable at December 31, 2020.

Total Deposits

Total deposits of $8.1 billion at March 31, 2021 increased $1.3 billion, or 20%, compared to March 31, 2020, and increased $655.1 million, or 9%, compared to December 31, 2020. The increase compared to March 31, 2020 was primarily due to growth in traditional demand accounts, as the Company significantly reduced its balances of brokered certificates of deposits.

Total brokered deposits of $858.2 million at March 31, 2021 decreased $2.0 billion, or 70%, from March 31, 2020 and decreased $315.6 million, or 27%, from December 31, 2020. Brokered deposits represented 11% of total deposits at March 31, 2021 compared to 42% of total deposits at March 31, 2020 and 16% of total deposits at December 31, 2020.

Liquidity

The Company continues to have significant borrowing capacity, with unused lines of credit at $3.7 billion at March 31, 2021, up from $2.6 billion at December 31, 2020. This liquidity enhances the ability to effectively manage interest expense and asset levels in the future. The Company began utilizing the Federal Reserve’s discount window and the Paycheck Protection Program Liquidity Facility (“PPPLF”) during 2020, which have contributed to lower interest expenses and increased borrowing capacity. Participation in the American Financial Exchange began during the first quarter of 2021 and is also contributing to lower interest expense and increased borrowing capacity.

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Net Interest Income

Net interest income of $72.0 million in the first quarter of 2021 increased $33.6 million, or 88%, compared to the first quarter of 2020 and increased $2.7 million, or 4%, compared to the fourth quarter of 2020.

The 88% increase in net interest income compared to the first quarter of 2020 reflected significantly higher loan growth and higher net interest margin. The interest rate spread of 2.93% for the first quarter of 2021 increased 74 basis points compared to 2.19% in the first quarter of 2020. The net interest margin of 2.99% for the first quarter of 2021 increased 59 basis points compared to 2.40% for the first quarter of 2020. The increase in net interest margin compared to the first quarter of 2020 reflected higher loan volume and lower funding costs that outpaced the lower interest rates on loans.

The 4% increase in net interest income compared to the fourth quarter of 2020 reflected higher loan growth that offset slightly lower margins. The interest rate spread of 2.93% for the first quarter of 2021 decreased 2 basis points compared to 2.95% in the fourth quarter of 2020. The net interest margin of 2.99% for the first quarter of 2021 also decreased 2 basis points compared to 3.01% for the fourth quarter of 2020.

Interest Income

Interest income of $79.5 million in the first quarter of 2021 increased $19.1 million, or 32%, compared to the first quarter of 2020 and increased $1.6 million, or 2%, compared to the fourth quarter of 2020.

The 32% increase in interest income compared to the first quarter of 2020 was primarily due to significant loan growth that was partially offset by lower rates. The higher interest income reflected a $3.4 billion, or 67%, increase in the average balance of loans, including loans held for sale, which reached $8.4 billion for the first quarter of 2021. The average yield on loans and loans held for sale of 3.66% for the first quarter of 2021 decreased 64 basis points compared to 4.30% for the first quarter of 2020. The decline in average yields reflected higher loan volume and lower overall interest rates in the first quarter of 2021.

The 2% increase in interest income compared to the fourth quarter of 2020 reflected a $237.7 million, or 3%, increase in the average balance of loans, including loans held for sale, which reached $8.4 billion for the first quarter of 2021. The average yield on loans and loans held for sale of 3.66% for the first quarter of 2021 increased 2 basis points compared to 3.64% for the fourth quarter of 2020.

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Interest Expense

Total interest expense decreased $14.5 million, or 66%, to $7.6 million for the first quarter of 2021 compared to the first quarter of 2020 and decreased $1.1 million, or 13%, compared to the fourth quarter of 2020. Interest expense on deposits of $6.1 million for the first quarter of 2021 decreased $14.5 million, or 70%, compared to the first quarter of 2020 and decreased $1.0 million, or 14%, compared to the fourth quarter of 2020.

The 70% decrease in interest expense on deposits compared to the first quarter of 2020 was primarily due to significant decreases in balances and rates of brokered certificates of deposits, as well as higher balances of custodial interest-bearing checking accounts with warehouse customers that are tied to short-term LIBOR rates, which declined significantly. The average balance of interest-bearing deposits of $7.5 billion for the first quarter of 2021 increased $2.1 billion, or 40%, compared to the first quarter of 2020. The average yield of interest-bearing deposits was 0.33% for the first quarter of 2021, which was a 122 basis point decrease compared to 1.55% for the first quarter of 2020.

The 14% decrease in interest expense on deposits compared to the fourth quarter of 2020 was primarily due to the higher volume and lower rates for money market accounts. The average balance of interest-bearing deposits of $7.5 billion for the first quarter of 2021 increased $642.6 million, or 9%, compared to the fourth quarter of 2020. The average yield of interest-bearing deposits was 0.33% for the first quarter of 2021, which was an 8 basis point decrease compared to 0.41% in the fourth quarter of 2020.

Noninterest Income

Noninterest income of $43.9 million for the first quarter of 2021 increased $24.0 million, or 121%, compared to the first quarter of 2020 and increased $1.2 million, or 3%, compared to the fourth quarter of 2020.

The 121% increase in noninterest income compared to the first quarter of 2020 was primarily due to a $7.5 million, or 35%, increase in gain on sale of loans and a $13.8 million, or 237%, increase, in loan servicing fees. Loan servicing fees for the first quarter of 2021 included a $6.9 million positive fair market value adjustment to mortgage servicing rights, which compared to a $6.5 million negative fair market value adjustment for the first quarter of 2020.

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The 3% increase in noninterest income compared to the fourth quarter of 2020 was primarily due to a $4.9 million increase in loan servicing fees. Included in loan servicing fees for the first quarter of 2021 was a $6.9 million positive fair market value adjustment to mortgage servicing rights, which compared to a $2.1 million positive fair market value adjustment for the fourth quarter of 2020.

At March 31, 2021, the mortgage servicing rights asset was valued at $96.2 million, an increase of 37% compared to March 31, 2020 and an increase of 16% compared to December 31, 2020. These increases were driven by higher loan balances of mortgages serviced and higher interest rates that impacted fair market value adjustments in the first quarter of 2021. The value of mortgage servicing rights generally increases in rising interest rate environments and declines in falling interest rate environments.

Noninterest Expense

Noninterest expense of $30.1 million for the first quarter of 2021 increased $7.8 million, or 35%, compared to the first quarter of 2020 and increased $2.6 million, or 10%, compared to the fourth quarter of 2020.

The 35% increase in noninterest expense compared to the first quarter of 2020 was due primarily to a $7.0 million, or 49%, increase in salaries and employee benefits to support higher loan production volumes and a $1.4 million, or 117%, increase in loan expenses. The efficiency ratio of 26.0% for the first quarter of 2021 compared to 38.3% for the first quarter of 2020.

The 10% increase in noninterest expense compared to the fourth quarter of 2020 was primarily due to a $4.7 million, or 28%, increase in salaries and employee benefits to support higher loan production volumes. The efficiency ratio of 26.0% for the first quarter of 2021 compared to 24.5% for the fourth quarter of 2020.

Segments

For the first quarter of 2021, net income for Banking increased 190% from to the first quarter of 2020, reflecting higher net interest income and loan servicing fees that reflected a positive fair market value adjustment of $4.7 million on single-family mortgage servicing rights during the first quarter of 2021, compared to no adjustments in the first quarter of 2020. Net income for this segment increased 40% from the fourth quarter of 2020, reflecting higher net interest income and a positive fair market value adjustment of $4.7 million on mortgage servicing rights during the first quarter of 2021 compared to a negative adjustment of $0.5 million during the fourth quarter of 2020.

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For the first quarter of 2021, net income for Mortgage Warehousing increased 135% compared to the first quarter of 2020, reflecting significant growth in net interest income from higher loan volume. Compared to the fourth quarter of 2020, net income for this segment decreased 10%, as warehouse lines of credit and loans held for sale declined, consistent with industry volumes.

For the first quarter of 2021, net income for Multi-family Mortgage Banking increased 122% compared with the first quarter of 2020, primarily due to higher noninterest income from gain on sale of loans and loan servicing fees that reflected a positive fair market value adjustment of $2.1 million on mortgage servicing rights in the first quarter of 2021 compared to a negative fair market value adjustment of $6.5 million in the first quarter of 2020. Compared to the fourth quarter of 2020, net income for this segment decreased 16%, reflecting higher salaries and employee benefits to support higher loan production volume, an increase in gain on sale, and a positive fair market value adjustment of $2.1 million on mortgage servicing rights in the first quarter of 2021 compared to a positive fair market value adjustment of $2.7 million in the first quarter of 2020.

About Merchants Bancorp

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business, including Federal Housing Administration ("FHA") multi-family housing and healthcare facility financing and servicing; mortgage warehouse financing; retail and correspondent residential mortgage banking; agricultural lending; and traditional community banking. Merchants Bancorp, with $9.7 billion in assets and $8.1 billion in deposits as of March 31, 2021, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Farmers-Merchants Bank of Illinois, Merchants Capital Servicing, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

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Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s current views with respect to, among other things, future events and financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "goal," "target," "outlook," "aim," "would," "annualized" and "outlook," or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control, such as the potential impacts of the COVID-19 pandemic. Accordingly, management cautions that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated in these forward-looking statements, including the impacts of the COVID-19 pandemic, such as the severity, magnitude, duration and businesses’ and governments’ responses thereto, on the Company’s operations and personnel, and on activity and demand across its businesses, and other factors identified in "Risk Factors" or "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

MEDIA CONTACT: REBECCA MARSH

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

INVESTOR CONTACT: JOHN MACKE

Merchants Bancorp

Phone: (317) 536-7421

Email: jmacke@merchantsbankofindiana.com

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Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Assets
Cash and due from banks	$12,003	$10,063	$9,276	$13,830	$8,168
Interest-earning demand accounts	257,436	169,665	419,926	389,357	559,914
Cash and cash equivalents	269,439	179,728	429,202	403,187	568,082
Securities purchased under agreements to resell	6,544	6,580	6,616	6,651	6,685
Mortgage loans in process of securitization	432,063	338,733	374,721	518,788	465,157
Available for sale securities	241,691	269,802	278,861	259,656	339,053
Federal Home Loan Bank (FHLB) stock	70,656	70,656	70,656	53,224	46,156
Loans held for sale (includes $57,998, $40,044, $41,418, $42,000 and $18,938, respectively, at fair value)	2,749,662	3,070,154	3,319,619	3,877,769	2,796,008
Loans receivable, net of allowance for loan losses of $29,091, $27,500, $23,436, $20,497 and $18,883, respectively	5,710,291	5,507,926	4,857,554	4,133,315	3,501,770
Premises and equipment, net	31,261	29,761	29,261	29,362	29,415
Mortgage servicing rights	96,215	82,604	75,772	72,889	69,978
Interest receivable	22,111	21,770	19,130	18,574	18,139
Goodwill	15,845	15,845	15,845	15,845	15,845
Intangible assets, net	2,136	2,283	2,657	3,038	3,419
Other assets and receivables	57,346	49,533	50,581	47,102	48,691
Total assets	$9,705,260	$9,645,375	$9,530,475	$9,439,400	$7,908,398
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$818,621	$853,648	$666,081	$601,265	$327,805
Interest-bearing	7,244,560	6,554,418	6,418,566	6,307,363	6,394,900
Total deposits	8,063,181	7,408,066	7,084,647	6,908,628	6,722,705
Borrowings	545,160	1,348,256	1,618,201	1,761,113	444,567
Deferred and current tax liabilities, net	41,610	20,405	22,405	21,020	25,013
Other liabilities	44,054	58,027	48,087	40,441	43,144
Total liabilities	8,694,005	8,834,754	8,773,340	8,731,202	7,235,429
Commitments and Contingencies
Shareholders' Equity
Common stock, without par value
Authorized - 50,000,000 shares
Issued and outstanding - 28,782,139 shares, 28,747,083 shares, 28,745,614 shares, 28,745,614 shares and 28,742,484 shares, respectively	136,474	135,857	136,103	135,949	135,746
Preferred stock, without par value - 5,000,000 total shares authorized
8% Preferred stock - $1,000 per share liquidation preference
Authorized - 50,000 shares
Issued and outstanding - 41,625 shares	41,581	41,581	41,581	41,581	41,581
7% Series A Preferred stock - $25 per share liquidation preference
Authorized - 3,500,000 shares
Issued and outstanding - 2,081,800 shares	50,221	50,221	50,221	50,221	50,221
6% Series B Preferred stock - $1,000 per share liquidation preference
Authorized - 125,000 shares
Issued and outstanding - 125,000 shares (equivalent to 5,000,000 depositary shares)	120,844	120,844	120,844	120,844	120,844
6% Series C Preferred stock - $1,000 per share liquidation preference
Authorized - 200,000 shares
Issued and outstanding - 150,000 shares at March 31, 2021 (equivalent to 6,000,000 depositary shares)	144,925	—	—	—	—
Retained earnings	516,961	461,744	407,979	358,895	323,651
Accumulated other comprehensive income	249	374	407	708	926
Total shareholders' equity	1,011,255	810,621	757,135	708,198	672,969
Total liabilities and shareholders' equity	$9,705,260	$9,645,375	$9,530,475	$9,439,400	$7,908,398

Consolidated Statement of Income

(Unaudited)

(In thousands, except share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Interest Income
Loans	$75,517	$74,515	$53,564
Mortgage loans in process of securitization	3,136	2,542	2,796
Investment securities:
Available for sale - taxable	354	422	1,322
Available for sale - tax exempt	11	11	37
Federal Home Loan Bank stock	384	341	239
Other	147	80	2,459
Total interest income	79,549	77,911	60,417
Interest Expense
Deposits	6,100	7,106	20,630
Borrowed funds	1,486	1,568	1,434
Total interest expense	7,586	8,674	22,064
Net Interest Income	71,963	69,237	38,353
Provision for loan losses	1,663	4,114	2,998
Net Interest Income After Provision for Loan Losses	70,300	65,123	35,355
Noninterest Income
Gain on sale of loans	28,620	28,830	21,166
Loan servicing fees, net	7,951	3,069	(5,824)
Mortgage warehouse fees	4,116	5,926	2,746
Other income	3,249	4,901	1,814
Total noninterest income	43,936	42,726	19,902
Noninterest Expense
Salaries and employee benefits	21,274	16,565	14,240
Loan expenses	2,523	2,938	1,164
Occupancy and equipment	1,627	1,438	1,492
Professional fees	422	1,657	569
Deposit insurance expense	671	759	1,786
Technology expense	937	832	610
Other expense	2,630	3,276	2,432
Total noninterest expense	30,084	27,465	22,293
Income Before Income Taxes	84,152	80,384	32,964
Provision for income taxes	22,169	20,598	8,381
Net Income	$61,983	$59,786	$24,583
Dividends on preferred stock	(3,757)	(3,618)	(3,618)
Net Income Allocated to Common Shareholders	58,226	56,168	20,965
Basic Earnings Per Share	$2.02	$1.95	$0.73
Diluted Earnings Per Share	$2.02	$1.95	$0.73
Weighted-Average Shares Outstanding
Basic	28,772,092	28,745,767	28,734,632
Diluted	28,850,414	28,812,009	28,759,412

Key Operating Results

(Unaudited)

($ in thousands, except share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Noninterest expense	$30,084	$27,465	$22,293
Net interest income (before provision for losses)	71,963	69,237	38,353
Noninterest income	43,936	42,726	19,902
Total income	$115,899	$111,963	$58,255

Efficiency ratio	25.96%	24.53%	38.27%

Average assets	$9,952,911	$9,317,570	$6,604,394
Net income	$61,983	$59,786	$24,583
Return on average assets before annualizing	0.62%	0.64%	0.37%
Annualization factor	4.00	4.00	4.00
Return on average assets	2.49%	2.57%	1.49%
Return on average tangible common shareholders' equity (1)	38.32%	40.64%	19.19%
Tangible book value per common share (1)	$22.09	$20.17	$15.35
Tangible common shareholders' equity/tangible assets (1)	6.56%	6.02%	5.59%

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Measures"

(1) Reconciliation of Non-GAAP Financial Measures

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the company's financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable  to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock.  Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total assets.  Tangible Assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net income	$61,983	$59,786	$24,583
Less: preferred stock dividends	(3,757)	(3,618)	(3,618)
Net income available to common shareholders	$58,226	$56,168	$20,965

Average shareholders' equity	$852,900	$783,837	$669,169
Less: average goodwill & intangibles	(18,057)	(18,334)	(19,483)
Less: average preferred stock	(227,115)	(212,646)	(212,646)
Tangible common shareholders' equity	$607,728	$552,857	$437,040

Annualization factor	4.00	4.00	4.00
Return on average tangible common shareholders' equity	38.32%	40.64%	19.19%

Total equity	$1,011,255	$810,621	$672,969
Less: goodwill and intangibles	(17,981)	(18,128)	(19,264)
Less: preferred stock	(357,571)	(212,646)	(212,646)
Tangible common shareholders' equity	$635,703	$579,847	$441,059

Assets	$9,705,260	$9,645,375	$7,908,398
Less: goodwill and intangibles	(17,981)	(18,128)	(19,264)
Tangible assets	$9,687,279	$9,627,247	$7,889,134

Ending common shares	28,782,139	28,747,083	28,742,484

Tangible book value per common share	$22.09	$20.17	$15.35
Tangible common shareholders' equity/tangible assets	6.56%	6.02%	5.59%

Merchants Bancorp

Average Balance Analysis

($ in thousands)

(Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:

Interest-bearing deposits, and other	$610,884	$531	0.35%	$328,635	$421	0.51%	$777,820	$2,698	1.40%
Securities available for sale - taxable	267,428	354	0.54%	276,358	422	0.61%	293,964	1,322	1.81%
Securities available for sale - tax exempt	1,366	11	3.27%	1,368	11	3.20%	5,305	37	2.81%
Mortgage loans in process of securitization	500,234	3,136	2.54%	397,237	2,542	2.55%	349,746	2,796	3.22%
Loans and loans held for sale	8,379,227	75,517	3.66%	8,141,559	74,515	3.64%	5,012,324	53,564	4.30%
Total interest-earning assets	9,759,139	79,549	3.31%	9,145,157	77,911	3.39%	6,439,159	60,417	3.77%
Allowance for loan losses	(28,308)			(24,684)			(15,841)
Noninterest-earning assets	222,080			197,097			181,076

Total assets	$9,952,911			$9,317,570			$6,604,394

Liabilities & Shareholders' Equity:

Interest-bearing checking	4,806,665	1,210	0.10%	4,301,607	1,256	0.12%	2,064,967	6,891	1.34%
Savings deposits	192,196	37	0.08%	185,515	41	0.09%	163,154	58	0.14%
Money market	2,065,218	3,738	0.73%	1,734,321	4,312	0.99%	1,143,249	4,575	1.61%
Certificates of deposit	416,426	1,115	1.09%	616,493	1,497	0.97%	1,964,622	9,106	1.86%
Total interest-bearing deposits	7,480,505	6,100	0.33%	6,837,936	7,106	0.41%	5,335,992	20,630	1.55%

Borrowings	810,856	1,486	0.74%	990,707	1,568	0.63%	289,263	1,434	1.99%
Total interest-bearing liabilities	8,291,361	7,586	0.37%	7,828,643	8,674	0.44%	5,625,255	22,064	1.58%

Noninterest-bearing deposits	740,807			634,231			235,020
Noninterest-bearing liabilities	67,843			70,858			74,950

Total liabilities	9,100,011			8,533,732			5,935,225

Shareholders' equity	852,900			783,837			669,169

Total liabilities and shareholders' equity	$9,952,911			$9,317,569			$6,604,394

Net interest income		$71,963			$69,237			$38,353

Net interest spread			2.93%			2.95%			2.19%

Net interest-earning assets	$1,467,778			$1,316,514			$813,904

Net interest margin			2.99%			3.01%			2.40%

Average interest-earning assets to average interest-bearing liabilities			117.70%			116.82%			114.47%

Supplemental Results

(Unaudited)

($ in thousands)

	Net Income
	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Segment
Multi-family Mortgage Banking	$11,961	$14,231	$5,399
Mortgage Warehousing	29,183	32,387	12,437
Banking	23,025	16,389	7,950
Other	(2,186)	(3,221)	(1,203)
Total	$61,983	$59,786	$24,583

	Total Assets
	March 31,	December 31,	March 31,
	2021	2020	2020
Segment
Multi-family Mortgage Banking	$219,954	$210,714	$180,772
Mortgage Warehousing	4,383,759	4,893,513	4,362,423
Banking	5,010,799	4,498,880	3,323,750
Other	90,748	42,268	41,453
Total	$9,705,260	$9,645,375	$7,908,398

	Gain on Sale of Loans
	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Loan Type
Multi-family	$22,836	$17,070	$18,852
Single-family	4,213	10,902	2,074
Small Business Association (SBA)	1,571	858	240
Total	$28,620	$28,830	$21,166

	Loans Receivable and Loans Held for Sale
	March 31,	December 31,	March 31,
	2021	2020	2020
Mortgage warehouse lines of credit	$1,334,548	$1,605,745	$1,083,776
Residential real estate	731,334	678,848	421,978
Multi-family and healthcare financing	3,206,633	2,749,020	1,435,206
Commercial and commercial real estate	357,682	387,294	468,668
Agricultural production and real estate	96,108	101,268	92,498
Consumer and margin loans	13,077	13,251	18,527
	5,739,382	5,535,426	3,520,653
Less: Allowance for loan losses	29,091	27,500	18,883
Loans receivable	$5,710,291	$5,507,926	$3,501,770

Loans held for sale	2,749,662	3,070,154	2,796,008
Total loans, net of allowance	$8,459,953	$8,578,080	$6,297,778